Exhibit 99.2

Third-Quarter 2010 Results—Supplemental Information

A.	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the third quarter of 2010?

The Oilfield Services pretax return on sales for the third quarter of 2010 was 19.9% versus 19.8% in the second quarter of 2010.

2)	What is the capex guidance for 2010?

Oilfield Services capex is expected to approach $2.50 billion for the full-year 2010. Oilfield Services capex in 2009 was $1.93 billion.

B.	WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the third quarter of 2010?

WesternGeco capitalized $69 million of multiclient surveys in the third quarter of 2010.

4)	What were multiclient sales in the third quarter of 2010?

Multiclient sales, including transfer fees, were $123 million in the third quarter of 2010.

5)	What is the capex guidance for 2010?

WesternGeco capex is expected to approach $315 million for the full-year 2010, including approximately $120 million for seismic vessels. WesternGeco capex in 2009 was $463 million.

6)	What was the WesternGeco backlog at the end of the third quarter of 2010?

WesternGeco backlog, which is based on signed contracts with customers, was approximately $825 million at the end of the third quarter of 2010.

C.	Acquired Smith International Businesses

7)	What is the capex guidance for 2010?

Capex for the acquired Smith International businesses from the acquisition date through to the end of 2010 is expected to be approximately $260 million.

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D.	Schlumberger Limited

8)	What were the Schlumberger pretax and after-tax returns-on-sales for the third quarter of 2010 excluding charges and credits?

The Schlumberger pretax return on sales was 16.1% for the third quarter of 2010 versus 16.7% for the second quarter of 2010, excluding charges and credits in the third quarter.

The Schlumberger after-tax return on sales from was 12.8% for the third quarter of 2010 versus 13.8% for the second quarter of 2010, excluding charges and credits in the third quarter.

9)	What was the Schlumberger stock-based compensation expense for the third quarter of 2010?

Stock-based compensation expense for the third quarter of 2010 was $50 million, or $0.04 per share.

10)	What was the Schlumberger Net Debt† at the end of the third quarter of 2010?

Net debt was $3.51 billion at September 30, 2010, compared to $766 million at the end of the previous quarter. This increase reflects the assumption of $1.8 billion of net debt from the Smith merger.

Other significant liquidity events during the third quarter included $824 million of capital expenditures, pension plan contributions of $463 million and the repurchase of $396 million of common stock under the Schlumberger stock repurchase program.

†	Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

11)	What was included in “Interest and other income, net” for the third quarter of 2010?

“Interest and other income, net” for the third quarter of 2010 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies (*)	$46
Interest Income	12
Other	(4)

$54

*	Includes only two months from the M-I SWACO joint venture as it was fully acquired upon the Smith merger.

12)	How did interest income and interest expense change during the third quarter of 2010?

Interest income of $12 million decreased $2 million sequentially. Interest expense of $47 million decreased $6 million sequentially.

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13)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas for the third quarter of 2010?

The difference in the third quarter of 2010 arose from Oilfield Services headquarters projects and costs and income items not allocated to the Areas.

14)	Why was there a difference between the Schlumberger pretax income and the pretax income of the five business segments for the third quarter of 2010?

The difference in the third quarter of 2010 consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the Smith merger.

15)	What was the effective tax rate (ETR) for the third quarter of 2010?

The ETR in the third quarter of 2010 was 21.0% compared to 17.8% in the prior quarter, excluding charges and credits in the third quarter. The increase was primarily due to the fact that a significantly larger portion of earnings was generated in North America in the third quarter. The merger with Smith also contributed to the higher ETR.

The ETR is expected to experience at least a similar increase in the fourth quarter of 2010 due to the inclusion of Smith for the full quarter combined with the effects of the continued positive momentum in North America

16)	What were the significant recurring impacts of the purchase accounting relating to the Smith merger?

In connection with the Smith merger, Schlumberger recorded goodwill of $7.7 billion and identifiable intangible assets of $4.1 billion. In addition, an adjustment of $0.4 billion was recorded to increase Smith’s long-term fixed rate debt to its estimated fair value.

As a result of fair value adjustments to Smith’s acquired assets, Schlumberger will record annual pretax depreciation and amortization expense of approximately $200 million. Prior to the merger, Smith’s annual pretax amortization expense was approximately $50 million. Consequently, the merger will result in recurring incremental depreciation and amortization expense of approximately $150 million ($95 million after-tax or $0.07 per diluted share). This increased depreciation and amortization expense will be offset in part by an annual pretax reduction in interest expense of approximately $50 million ($30 million after-tax or $0.02 per diluted share) as a result of fair value adjustments relating to Smith’s long-term fixed rate debt. In total, the purchase accounting adjustments will result in an incremental net reduction to the annual earnings per share of the combined company of approximately $0.05 on an annual basis.

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Included in Schlumberger’s third-quarter 2010 results is pretax depreciation and amortization expense associated with fair value adjustments to Smith’s acquired assets of $16.5 million. Such amount is included in “Corporate and Other” and is not allocated to the segments. This expense was offset in part by a pretax reduction in interest expense during the quarter of approximately $6 million as a result of the previously mentioned fair value adjustment to debt.

17)	What was the weighted average number of shares of common stock outstanding, assuming full dilution, for the third quarter of 2010?

The weighted average number of shares of common stock outstanding, assuming full dilution, for the third quarter of 2010 was 1,258 million compared to 1,208 million in the second quarter. The increase was primarily due to the additional 176 million shares issued pursuant to the merger with Smith International, Inc., weighted for one month.

The weighted average number of shares of common stock outstanding, assuming full dilution, for the fourth quarter of 2010 is expected to increase by an additional 117 million shares, as compared to the third quarter, as the shares issued in connection with the Smith merger will be outstanding for the full quarter.

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D)	Non-GAAP Financial Measures

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	Third Quarter 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS

Net Income attributable to Schlumberger, as reported	$1,940	$209	$(3)	$1,734	$1.38

Restructuring and Merger-related Charges:
Severance and other (1)	90	13	—	77	0.06
Impairment relating to WesternGeco’s first- generation Q-Land acquisition system (2)	78	7	—	71	0.06
Other WesternGeco-related charges (3)	63	—	—	63	0.05
Professional fees and other	56	1	—	55	0.04
Merger-related employee benefits	41	6	—	35	0.03
Mexico restructuring (4)	40	4	—	36	0.03
Inventory fair value adjustments (5)	38	14	—	24	0.02
Repurchase of bonds (6)	28	10	—	18	0.01

Total restructuring and merger-related charges	434	55	—	379	0.30

Gain on investment in M-I SWACO (7)	(1,270)	(32)	—	(1,238)	(0.98)

Net Income attributable to Schlumberger, excluding charges and credits	$1,104	$232	$(3)	$875	$0.70

	Third Quarter 2010
	GAAP	Before Charges & Credits
Pretax return on sales	28.3%	16.1%
After tax return on sales	25.3%	12.8%
Effective tax rate	10.8%	21.0%

(1)

Severance costs related to recent actions to rationalize support costs across the organization as well as costs associated with the restructuring of North America land operations to provide greater operating efficiency.

(2)	Impairment charge related to WesternGeco’s first-generation Q-Land system assets as a result of the recent successful introduction of UniQ, a new-generation single-sensor land acquisition system.
(3)

Primarily relates to the early termination of a vessel lease associated with WesternGeco’s electromagnetic service offering as well as related assets, including a $30 million impairment related to an equity-method investment.

(4)	Early termination of rig contracts and workforce reductions in Mexico due to the slowdown of project activity.
(5)	Amortization of purchase accounting fair value adjustments assocated with the Smith acquired inventory.
(6)	Premium and related costs associated with the repurchase of $352 million of Schlumberger’s $650 million 6.5% Notes due 2012.
(7)

Schlumberger’s gain as a result of remeasuring its previously held 40% equity interest in M-I SWACO. Generally Accepted Accounting Principles require that an acquirer remeasure its previously held equity interest in an acquiree at the acquisition date fair value and recognize the resulting gain or loss in earnings.

The first quarter of 2010 included pretax and after-tax charges of $40 million ($0.03 per share) for a reduction in future tax deductions relating to the Medicare Part D subsidy and $35 million ($0.03 per share) for merger-related transaction costs.

The second quarter of 2009 included pretax charges of $102 million ($85 million after-tax or $0.07 per share) relating to workforce reductions and $136 million ($122 million after-tax or $0.10 per share) relating to non-cash pension and other postretirements curtailment charge.

There were no charges or credits recorded in the second quarter of 2010, third quarter of 2009 or first quarter of 2009.

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This document, the third-quarter 2010 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); the integration of both Smith and Geoservices into our business; the anticipated benefits of those transactions; oil and natural gas demand and production growth; oil and natural gas prices; operating margins; Schlumberger’s effective tax rate; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the current global economic downturn; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; pricing erosion; seasonal factors; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; continuing operational delays or program reductions as of result of the recently-lifted drilling moratorium in the Gulf of Mexico; the inability to successfully integrate the merged Smith and Geoservices businesses and to realize expected synergies; the inability to retain key employees; and other risks and uncertainties detailed in our third-quarter 2010 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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